LOGO	World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Vice President Finance 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Wednesday March 22, 2006

EGL, Inc. Names

Charles H. Leonard as Chief Financial Officer

HOUSTON, March 22, 2006 – EGL, Inc. (NASDAQ: EAGL) a leading global freight forwarder and logistics provider, today announced it has named Charles H. (Chuck) Leonard as chief financial officer.

Mr. Leonard has over thirty years of experience in finance, accounting, financial controls, risk management, treasury, planning and financial reporting.  He will oversee all of EGL’s finance functions and will join EGL on March 27, 2006.

“Chuck has the knowledge and experience to help guide EGL as we continue to execute on our growth plans and implement new initiatives”, said James R. Crane, chairman and chief executive officer of EGL.

Prior to joining EGL, Mr. Leonard was senior vice president and chief financial officer of the general partner of TEPPCO Partners, L.P., one of the largest publicly traded pipeline limited partnerships from March 1990 to July 2005.  He joined TEPPCO in 1988 as vice president and controller and also served as treasurer from October 1996 to May 2002.

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About EGL

Founded in 1984, Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics.  EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2005 revenues of $3.1 billion, EGL’s services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company’s shares are traded on the NASDAQ National Market under the symbol “EAGL”.

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